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                                                                  Execution Copy

                                                                    EXHIBIT 10.8

                               TRANSITION SERVICES

                                    AGREEMENT

                                 BY AND BETWEEN

                          THE WILLIAMS COMPANIES, INC.,
                             A DELAWARE CORPORATION

                                       AND

                             WEG ACQUISITIONS, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

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                          TRANSITION SERVICES AGREEMENT

                  This TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of June 17, 2003, by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation ("Williams"), and WEG ACQUISITIONS, L.P., a Delaware limited partnership ("Buyer").

                                    Recitals

                  WHEREAS, Buyer, Williams Energy Services, LLC ("WES"), Williams Natural Gas Liquids, Inc. ("WNGL") and Williams GP LLC (the "Old GP," and together with WES and WNGL, the "Selling Parties") have entered into that certain Purchase Agreement, dated April 18, 2003, as amended by Amendment No. 1 thereto dated as of May 5, 2003 (as amended, the "Purchase Agreement"), for the purchase and sale of all of the membership interests of WEG GP LLC (the "General Partner"), the general partner of the Williams Energy Partners L.P. (the "MLP"), all of the common units and subordinated units representing limited partner interests in the MLP owned by WES and WNGL, and all of the class B common units representing limited partner interests in the MLP owned by the Old GP (as contemplated in the Purchase Agreement, the "Transaction");

                  WHEREAS, the Partnership Entities (as defined herein) are engaged in the business of the storage, transportation and distribution of refined petroleum products and ammonia (the "Business"); and

                  WHEREAS, Williams and certain of its affiliates and subsidiaries currently provide certain services to the Partnership Entities with respect to the operation of its Business pursuant to the Services Agreement, dated September 30, 2002 (the "Services Agreement"), among WES, Williams Petroleum Services, L.L.C. ("WPS"), the General Partner and the MLP; and it is a closing condition for the parties to the Purchase Agreement that Williams and Buyer enter into this Agreement pursuant to which Williams shall provide, or cause the Williams Service Providers (as defined herein) to provide, and make available to the Buyer Entities (as defined herein) for their benefit, the Transition Services (as defined herein) during the term of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         "Accounting Referee" has the meaning set forth in Section 5(b).

         "Additional Services" has the meaning set forth in Section 2(j).

         "Business" shall have the meaning set forth in the recitals.

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         "Buyer Entities" shall mean, collectively, Buyer and its subsidiaries, including the Partnership Entities.

         "Buyer Indemnified Parties" shall have the meaning set forth in Section 9(a).

         "Claim" shall have the meaning set forth in Section 9(a).

         "Closing" shall have the meanings set forth in Section 1.1 of the Purchase Agreement.

         "Closing Date" shall have the meaning set forth in Section 1.1 of the Purchase Agreement.

         "Determination Amount" shall have the meaning set forth in Section
5(b).

         "Employee Lease Payment" shall have the meaning set forth in Section 2(f).

         "Force Majeure Event" shall mean an act of God; unusual fire, flood, earthquake, storm, lightning; an act of Governmental Authority, or necessity for compliance with any court order, law, statute, ordinance or regulation promulgated by a Governmental Authority having jurisdiction with respect to the applicable subject matter; a strike, lockout or other industrial disturbance; an act of the public enemy, sabotage, war, act of terrorism, insurrection or blockade; riot or other civil disturbance; epidemic; explosions; and any other similar event that, in each such case, prevents, in whole or in part, the performance of a party's obligations under this Agreement, is not reasonably within the control of the affected party and which by the exercise of commercially reasonable efforts the affected party is unable to overcome or prevent.

         "G&A Employees" shall have the meaning set forth in Section 1A.

         "G&A Services" shall mean all general and administrative services of the same or similar nature which the Williams Service Providers furnished to the Partnership Entities pursuant to the Services Agreement during the one-month period ending on the Closing Date, the categories with respect to which are set forth on Schedule "A" attached hereto.

         "G&A Service Fee" shall have the meaning set forth in Section 5(a)(ii).

         "Governmental Approval" shall mean any material consent, authorization, certificate, permit, right of way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Business in accordance with applicable Laws.

         "Governmental Authority" shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

         "Interest Rate" shall have the meaning set forth in Section 5(b).

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         "Laws" shall mean any applicable statute, Environmental Law (as defined in the Purchase Agreement), common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

         "Leased Employee" shall have the meaning set forth in Section 2(f).

         "Leasing Period" shall have the meaning set forth in Section 2(f).

         "MLP" shall have the meaning set forth in the recitals.

         "Monthly Invoice" shall have the meaning set forth in Section
5(a)(iii).

         "New Omnibus Agreement" shall mean the New Omnibus Agreement, dated the date hereof, among the Buyer, Williams and the Williams Service Providers named therein.

         "O&M Employees" shall have the meaning set forth in Section 1A.

         "O&M Services" shall mean all operating and maintenance services of the same or similar nature which the Williams Service Providers furnished, during the one-month period ending on the Closing Date, to the Partnership Entities pursuant to the Services Agreement.

         "Organizational Documents" shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

         "Partnership Assets" shall mean the assets and properties of the Partnership Entities.

         "Partnership Entities" shall mean the General Partner, the MLP and all of the subsidiaries of the MLP.

         "Partnership Group" shall mean the Partnership Entities, with the exclusion of the General Partner.

         "Person" shall mean an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

         "Section 4.3(a) Notice" shall mean the notice provided by Buyer to the Selling Parties pursuant to Section 4.3(a) of the Purchase Agreement which lists the Business Employees and Additional Employees that have accepted employment offers with Buyer.

         "Services Agreement" shall have the meaning set forth in the recitals to this Agreement.

         "Transition Services" shall mean the G&A Services and the O&M Services.

         "Williams Indemnified Parties" shall have the meaning set forth in
Section 9(b).

         "Williams Service Providers" shall mean any subsidiary or affiliate of Williams that, during the one-month period ending on the Closing Date, was providing to the Partnership Entities any services pursuant to the Services Agreement.

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         1A. Covered Employees.

         Promptly upon delivery of the Section 4.3(a) Notice to the Selling Parties by Buyer as required under the Purchase Agreement, and no more than five
(5) days after such delivery, Williams and Buyer shall determine (i) which of such Business Employees and Additional Employees, as of the Closing Date, provided O&M Services to the Partnership Entities under the Services Agreement (the "O&M Employees") and (ii) which of such Business Employees and Additional Employees, as of the Closing Date, provided G&A Services to the Partnership Entities under the Services Agreement (the "G&A Employees"), and among the G&A Employees, which single category of G&A Services (of those categories listed on Schedule A hereto) they are responsible for providing. Immediately, upon such determination, Williams and Buyer shall attach such information to this Agreement as Schedule "C" hereto.

         2. Services.

                  (a) Existing Services Agreement. Williams and the Williams Service Providers currently provide certain services to the Partnership Entities pursuant to the Services Agreement. Williams shall continue, and shall cause the Williams Service Providers to continue, to provide such services to the Partnership Entities pursuant to the Services Agreement, as further provided in this Agreement; provided, however, in the event of the termination of the Services Agreement during the term of this Agreement, Williams shall continue, and shall cause the Williams Service Providers to continue, to provide, or cause to be provided, such services under this Agreement. At any time during the term of this Agreement, upon the written request of Williams, Buyer shall use its reasonable best efforts to cause the Partnership Entities to terminate the Services Agreement as promptly as possible.

                  (b) O&M Services. Until the date that all of the O&M Employees are transferred to one or more of the Buyer Entities as provided in
         Section 2(e) below, the Williams Service Providers shall continue to provide the O&M Services to the Partnership Entities at a cost consistent with the historical cost of providing such services under the Services Agreement.

                  (c) G&A Services. The Williams Service Providers shall provide, or subject to Section 2(h) below shall cause a third-party to provide, to the Buyer (or the Partnership Entity designated by Buyer) each category of G&A Services pursuant to the terms of the Services Agreement; provided, the obligation to provide any category of G&A Services hereunder shall terminate when the group of G&A Employees who provides such category of G&A Services is transferred to Buyer or a Partnership Entity designated by Buyer as provided in Section 2(e) below.

                  (d) Standard for Provision of Transition Services. Williams hereby covenants and agrees that the Transition Services will be performed (i) in accordance with applicable material Governmental Approvals and Laws, (ii) with at least the same level, standard of care and timeliness that services were provided to the Partnership Entities under the Service Agreement prior to the Closing and (iii) with at least the same level, standard of care and timeliness that the Williams Service Providers operate assets similar to the

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         Partnership Assets. EXCEPT AS SET FORTH IN THIS SECTION AND SECTION
         8(b) HEREOF, WILLIAMS AND THE WILLIAMS SERVICE PROVIDERS MAKE NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, OF ANY KIND CONCERNING THE TRANSITION SERVICES AND ANY RESULTS OR WORK PRODUCT AND SPECIFICALLY MAKE NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NONE SHALL BE IMPLIED. ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE ARE EXCLUDED.

                  (e) Transfer of Employees.

                           (i) To effect the transfer of the O&M Employees, Buyer shall deliver written notice to Williams requesting that all (and not less than all) of the O&M Employees be transferred to Buyer, or one or more of the Partnership Entities designated by Buyer. The O&M Employees shall be transferred within twenty (20) days of the receipt by Williams of such notice, or as soon as practicable thereafter, in either case, as of a date mutually agreed upon by the parties (which shall be the last day of the any month during the term of this Agreement). Upon the transfer of the O&M Employees, the obligation of the Williams Service Providers to continue providing the O&M Services hereunder shall terminate;

                           (ii) To effect the transfer of one or more groups of G&A Employees that provide a category of G&A Services, Buyer shall deliver written notice to Williams requesting that all (and not less than all) of the G&A Employees comprising each such group be transferred to Buyer, or one or more of the Partnership Entities designated by Buyer. Each such group of G&A Employees shall be transferred within twenty (20) days of the receipt by Williams of such notice, or as soon as practicable thereafter, in either case, as of a date mutually agreed upon by the parties (which shall be the last day of the any month during the term of this Agreement). Upon the transfer of any such group of G&A Employees, the obligation of the Williams Service Providers to continue providing the corresponding category of G&A Services hereunder shall terminate; and

                           (iii) The transfer of O&M Employees and G&A Employees under this Section 2(e) is subject to Section 2(f) below.

                  (f) Leased Employees. Notwithstanding the provisions of
         Section 2(e) above, Buyer shall lease from Williams the services of each of the employees listed on Schedule "B" hereto (each, a "Leased Employee") for the period beginning on the date that such employee would otherwise be transferred to Buyer (or a Partnership Entity designated by Buyer) and ending, with respect to each such employee, on the date such employee reaches the age of fifty-five (55) years (the "Leasing Period"), for the amount per month previously provided by Williams to Buyer in writing, which amount shall include salary and an allocation equal to 34% of salary which represents the cost of payroll, taxes, benefits and target bonus accruals for such employee (in aggregate the "Employee Lease

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         Payment"). Buyer shall, or shall cause the Partnership Entities to, reimburse Williams for any amounts paid in respect of a Leased Employee that are in excess of the target bonus amount with respect to such employee. During the Leasing Period, Williams shall have the sole responsibility for the payment of salary and providing benefits to the Leased Employees. The provisions of this Section 2(f) shall not apply in the case of any employee listed on Schedule "B" who reaches the age of fifty-five (55) years prior to the date such employee would otherwise be transferred to Buyer (or a Partnership Entity designated by Buyer) pursuant to Section 2(e) above.

                  (g) Service Changes. Williams and/or the Williams Service Providers may at any time, in their sole discretion, change or replace any of its (or their) internal or external services, functions or features that may affect such Transition Services; provided, that such change or replacement does not materially change Williams or the Williams Services Providers' performance of the Transition Services.

                  (h) Subcontractors. Williams and the Williams Service Providers shall have the right, in their sole discretion, to subcontract the performance of services under this Agreement to one or more third-parties; provided, that such subcontracting arrangement does not materially change Williams or the Williams Services Providers' performance of the Transition Services.

                  (i) Transfer upon Termination. Notwithstanding anything else in this Agreement, except as provided in Section 2(f), upon the termination of this Agreement, any O&M Employees or G&A Employees that have not been transferred to Buyer, or a Partnership Entity designated by Buyer, shall immediately be transferred to Buyer.

                  (j) Additional Services. Buyer may from time to time during the term of this Agreement request that Williams or a Williams Service Provider to provide additional services in accordance with the provisions of this Agreement that are not included in the definition of Transition Services. Upon receipt of any such request, Williams shall consider in good faith as to whether to provide such additional services and notify Buyer as to whether Williams is willing to provide or perform such service, and if so, shall submit to Buyer an estimate of the cost of such services; provided, Williams shall not unreasonably refuse to provide such additional services to Buyer. Buyer shall then promptly review such estimate and notify Williams in writing as to Buyer's concurrence or non-concurrence with such estimated costs. If Buyer concurs with such estimated costs, Buyer may notify Williams to proceed to provide or cause such services to be provided to Buyer, or the Partnership Entity designated by Buyer. Williams shall not be obligated to provide any such services to Buyer or the Partnership Entities other than pursuant to this Section 2(j). Any such services provided pursuant to this Section 2(j) shall be referred to as "Additional Services."

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         3. [Reserved].

         4. Term and Termination.

                  (a) Term. The term of this Agreement shall commence on the Closing Date and shall continue until the earlier of (i) the date on which all of the O&M Employees and G&A Employees have been transferred to Buyer, or one or more of the Partnership Entities designated by Buyer, or (ii) the last day of the ninth (9th) full calendar month following the calendar month in which the Closing Date occurs; provided, however, Buyer may, upon written notice delivered to and received by Williams not less than ten (10 days) prior to the date referred to in clause (ii) above, extend the term of this agreement until the last day of the twelfth (12th) full calendar month following the calendar month in which the Closing Date occurs; provided, further, that upon any such extension by Buyer, the aggregate amount payable by Buyer set forth on each Monthly Invoice following such extension shall be increased by five percent (5%).

                  (b) Termination of Transition Services. Except as provided in
         Section 4(c) or as otherwise provided in this Section 4(b), the provision of Transition Services by Williams and/or the Williams Service Providers will terminate upon the transfer of the employees associated with such service as provided under Section 2(e) above. With respect to any category of G&A Services, with respect to which there are no G&A Employees associated with such category, Buyer may elect, by giving not less ten (10) days advance written notice to Williams to terminate the provision by Williams or any Williams Service Provider of such category(ies) of Transition Services; provided, such categories of G&A Services shall only be terminated as of the last day of the month. The Buyer Entities shall have the right to immediately commence, whether directly or indirectly through third parties, the performance of any of the Transition Services, without advance notice to Williams, in the event of any event or occurrence of an emergency nature, in the event that Williams or any Williams Service Provider is unable to perform any such service because of the occurrence of a Force Majeure Event or in the event of any bankruptcy, insolvency or similar proceeding affecting Williams or any Williams Service Provider, without any obligation to Williams other than for Transition Services previously performed.

                  (c) Williams' Right to Suspend Performance or Terminate the Agreement. Williams shall have the right to suspend the performance of its obligations under this Agreement in the event of the Buyer Entities' failure to make payments due, owing and not disputed in good faith pursuant to Section 5(b) hereof or properly set off pursuant to
         Section 9.5 of the Purchase Agreement, to Williams under this Agreement, and such failure has not been cured within thirty (30) days after written notice of such failure to Buyer. In the event a Buyer Entity cures such payment default within sixty (60) days, Williams shall resume the performance of its obligations hereunder. Williams shall have the right to terminate this Agreement in the event such failure to make payment has not been cured within sixty (60) days after written notice of such failure to the Buyer.

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                  (d) Effect of Termination. Upon termination of this Agreement or any category of Transition Services, Williams and Williams Service Providers shall have no further obligation to provide such Transition Services to any of the Buyer Entities hereunder.

         5. Billing and Payment.

                  (a) Fees. Subject to Buyer's off-set rights contained in
         Section 9.5 of the Purchase Agreement, Buyer shall, or shall cause a Partnership Entity to, reimburse Williams for the Transition Services in accordance with this Section 5.

                           (i) O&M Services Fee. Buyer shall, or shall cause a Partnership Entity to, reimburse the Williams Service Providers each month an amount equal to the cost of providing the O&M Services, as set forth in the Monthly Invoice, except that payment shall be made as provided in Section 5(a)(iii) below.

                           (ii) G&A Services Fee. Beginning on the Closing Date, the Buyer Entities shall, or shall cause a Partnership Entity to, pay Williams each month for G&A Services (the "G&A Service Fee") an amount equal to $2,898,913 (which amount represents the sum of the monthly service fees for each of the separate categories of G&A Services set forth on Schedule "A" hereto), subject to Article VII of the New Omnibus Agreement. Upon receipt of notice from Buyer pursuant to Section 4(b) requesting the termination of one or more categories of G&A Services, the G&A Service fee shall be reduced by the amount of the monthly service fee set forth on Schedule "A" for each such category of G&A Services to be terminated, effective as of the beginning of the month immediately following the month in which each such category of G&A Services has been terminated pursuant to Section 4 hereof.

                           (iii) Billing. On or before the twentieth (20th) day of each month, Williams shall provide to the Buyer one or more written invoices (collectively, the "Monthly Invoice"), setting out the total amount due Williams for (A) G&A Service Fee, (B) the cost of O&M Expenses provided in the immediately preceding month, (C) the Employee Lease Payment and (D) the cost of any Additional Services provided in the immediately preceding month, subject, if applicable, to the final proviso of Section 4(a) above. Items properly invoiced and not disputed in good faith by the Buyer are due and payable within fifteen (15) days following the date of such invoice; provided, that the Buyer shall give written notice on or before the due date of any Williams invoice of any good faith dispute of all or any portion of such Monthly Invoice, with the particulars of such dispute, which dispute shall be resolved in the manner provided in Section 5(b) below.

                  (b) Disputes. If there is a dispute between a Buyer Entity, on the one hand, and Williams or a Williams Service Provider, on the other hand, regarding the amounts shown as billed to the Buyer on any Monthly Invoice, (i) Williams shall, where applicable and practicable, furnish or cause to be furnished to the Buyer additional supporting documentation to reasonably substantiate the amounts billed including listings

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         of the dates, times and amounts of the Transition Services in question, and (ii) the Buyer Entities may withhold payment with respect to all or any portion of such invoiced amounts that such Buyer Entity believes in good faith are inaccurate or are otherwise not in accordance with the terms of this Agreement until resolution in accordance with the procedures set forth below in this Section 5(b); provided that the Buyer Entities shall pay any undisputed portion of such amount in accordance with Section 5(a).

                  Upon delivery of such additional documentation, Williams and the Buyer Entities shall cooperate and use their reasonable efforts to resolve such dispute. If they are unable to resolve their dispute within twenty (20) business days of the delivery of such additional supporting documentation by Williams, then the dispute shall be referred for resolution by a firm of independent accountants of nationally recognized standing (the "Accounting Referee") to be selected in the following manner: Williams will select three (3) candidates and deliver a written notice containing the names of such candidates to Buyer, and within five (5) days of receiving such notice, Buyer will select one of such three candidates to serve as the Accounting Referee. The Accounting Referee may not be otherwise engaged by Williams or Buyer, or their respective Affiliates, in connection with the transactions contemplated under this Agreement or the Transaction Documents and may not have performed any material services on behalf of Williams or Buyer, or their respective Affiliates, during the five (5) years immediately preceding the date of this Agreement. The Accounting Referee shall determine the validity of the disputed amounts within thirty (30) days of the referral of such dispute to such Accounting Referee. The determination of the Accounting Referee shall not require the Buyer Entities to pay more than the amount in dispute nor require any Williams Service Provider to return any amount previously paid by the Buyer Entities. The determination of the Accounting Referee shall be finally binding. The fees and expenses of the Accounting Referee shall be borne (i) by the Buyer if the difference between the amount set forth in such determination by the Accounting Referee (the "Determination Amount") and the Buyer's estimation of what the invoice amount should have been (which the Buyer shall provide to the Accounting Referee at such time the dispute is referred to such Accounting Referee) is greater than the difference between the Determination Amount and the amount set forth on the Monthly Invoice, (ii) by Williams if the first such difference is less than the second such difference and (iii) otherwise equally by Williams and the Buyer; provided, if any invoice dispute is resolved in favor of the Buyer Entities and Buyer has paid such amount, Williams shall offset the amount of any overpayment against future invoices to Buyer; or, if there are no additional invoices to be paid, Williams shall refund any amount owed within fifteen (15) days of resolution of the dispute. Such offset or refund shall be credited or paid to Buyer together with interest at the Interest Rate from the date of overpayment to Williams until the date of such offset or refund. If a dispute is resolved in favor of Williams, Buyer shall, or shall cause the Buyer Entities to, pay interest on the undisputed amount of an invoice from the due date thereof up to and including the date when such amount and interest thereon are paid in full, at the rate per annum equal to the rate published as the "prime rate" in The Wall Street Journal for the first business day of the month in which such invoice is paid, plus 2%, but in no event at any rate that is greater than the maximum interest rate allowed by applicable Laws (such rate, the "Interest Rate").

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                  (c) Buyer's Audit Rights. Buyer shall have the right, at any time within three (3) months after the date of any Williams invoice for reimbursement of costs of Transition Services to audit those books and records of Williams and any Williams Service Provider that provided Transition Services or which books and records relate to the Transition Services covered by such invoice, to verify the items reflected on such invoice. Any such audit shall be conducted during normal business hours by Buyer or its designated auditor after ten (10) days prior written notice to Williams, at Buyer's sole cost and expense, in the offices of Williams and the relevant Williams Service Provider or such other location as may be mutually agreed. Williams shall cooperate and shall cause any relevant Williams Service Provider to cooperate with and provide reasonable assistance to Buyer and/or its auditor in connection with the performance of any such audit. Buyer shall assert any claim for refund of costs of Transition Services reimbursed to Williams under the audited invoice within thirty (30) days after the completion of the audit. Williams shall have thirty (30) days from receipt of Buyer's claim for refund to respond. If Williams does not dispute Buyer's refund claim, Williams shall offset the overpayment against future invoices; or, if there are no additional invoices to be paid, Williams shall pay such refund within such 30-day period; such offset or refund shall be credited or paid together with interest at the Interest Rate from the date of Buyer's overpayment to Williams until the date of such offset or refund of such overpayment is credited or paid. Should Williams dispute the claim and refuse to pay any refund claim by Buyer resulting from the exercise of Buyer's audit rights, the parties will refer the dispute to an Accounting Referee in the manner described in
         Section 5(b) above.

         6. Confidentiality of Information.

                  (a) General. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, neither Party (as defined below in this Section 6(a)) shall, directly or indirectly, disclose to any Person any information received, obtained or created that is not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the other Party. Notwithstanding the foregoing, either Party may disclose any information relating to the business and operations of the other Party
         (i) if required by Law or applicable stock exchange rule, and (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information. For purposes of this Section 6, each of Buyer and its affiliates, on the one hand, and Williams and its affiliates, on the other hand, shall be a "Party."

                  (b) Obligations upon Termination. Upon termination of this Agreement, except as otherwise provided in this Agreement or in the Purchase Agreement, each Party agrees to turn over to the other Party or destroy such confidential information in its possession, but only in accordance with the instructions of the other Party; provided, however, that each Party may maintain one archive copy of all of such confidential information that was generated during the term of this Agreement in a secure data storage facility.

         7. Relationships Among the Parties. It is the intent of the parties that with respect to the provision of Transition Services pursuant to this Agreement, Williams and the Williams Service Providers are independent contractors, with authority to control, direct and oversee their

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performance of the Transition Services, subject to the overall direction and control of the representatives of the Buyer Entities. Nothing in this Agreement shall cause the relationship between Williams and the Williams Service Providers on the one hand, and Buyer and the Partnership Entities on the other hand, to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute a joint employer for any purpose between any of the parties and their affiliates. Neither Williams nor the Williams Service Providers shall have or hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the Buyer Entities except as specifically provided in this Agreement.

         8. Representations and Warranties.

                  (a) Representations and Warranties of Buyer. As of the date of this Agreement, Buyer represents and warrants as follows:

                           (i) Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

                           (ii) Validity of Agreement. Buyer has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by its general partner, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                           (iii) No Conflict or Violation; No Defaults. The execution, delivery and performance by Buyer of this Agreement does not and will not violate or conflict with any provision of its organizational documents and does not and will not violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which its properties or assets is subject, nor result in the creation or imposition of any encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Buyer.

                  (b) Representations and Warranties of Williams. As of the date of this Agreement, Williams represents and warrants as follows:

                           (i) Corporate Organization. Williams is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

                           (ii) Validity of Agreement. Williams has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Williams' obligations hereunder have been duly authorized by its Boards of Directors and no other proceedings on the part of Williams are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Williams and constitutes the valid and binding obligation of Williams enforceable in accordance with its terms against Williams (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                           (iii) No Conflict or Violation; No Defaults. The execution, delivery and performance by Williams of this Agreement does not and will not violate or conflict with any provision of its organizational documents and does not and will not violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Williams is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Williams.

         9. Indemnification; Release; Limit on Liability.

                  (a) Williams and the Williams Service Providers shall, jointly and severally, indemnify and hold harmless the Buyer Entities and each of their respective officers, directors, employees, agents and affiliates (and the officers, directors, employees and agents of such affiliates) (the "Buyer Indemnified Parties") from and against any and all losses, claims, demands, damages, fines, penalties, injuries, liabilities, suits, obligations to indemnify others, judgments, expenses or costs (including reasonable attorneys', consultants' and experts' fees and other expenses incurred in the defense of any claim or lawsuit in the enforcement of this indemnity obligation) (each, a "Claim") arising out of, relating to or resulting from the Williams Service Providers' performance of the services specified under this Agreement to the extent such Claim results from Williams or the Williams Service Providers' negligence or willful failure to perform their obligations hereunder.

                  (b) The Buyer Entities shall, jointly and severally, indemnify and hold harmless Williams and the Williams Service Providers, and each of their respective officers, directors, employees, agents and affiliates (and the officers, directors, employees and agents of such affiliates) ("Williams Indemnified Parties") if any of the Williams Indemnified Parties shall at any time or from time to time be subject to any Claims arising out of, relating to or resulting from the performance of the services specified under this Agreement by either party except to the extent such Claim results from the Williams Indemnified Parties' negligence or willful failure to perform their obligations hereunder.

                  (c) Notwithstanding anything to the contrary in this Agreement, the Buyer Entities shall not be liable to any of the Williams Indemnified Parties, nor shall Williams or the Williams Service Providers be liable to any of the Buyer Indemnified Parties, for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages (including, without limitation, any damages on account of lost profits or opportunities) resulting from or arising out of this Agreement or the transactions contemplated hereby.

                  (d) The obligations of the Parties in this Section 9 shall not limit their respective indemnification obligations, or those of their affiliates, under the Purchase Agreement.

         10. Schedules. The Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         11. Force Majeure. If by reason of a Force Majeure Event either party is rendered unable, in whole or in part, to perform its obligations under this Agreement, other than the obligation to make payments of money then due, such party shall be excused from such performance to the extent it is prevented by, and during the continuance of, such Force Majeure Event. The party whose performance is affected by an Force Majeure Event shall (i) give the other party notice of the occurrence of such Force Majeure Event as soon as practicable and
(ii) use all commercially reasonable efforts to remedy the cause(s) and effect(s) of such Force Majeure Event with all reasonable dispatch; provided, however, that the affected party shall not be obligated to undertake commercially unreasonable costs or burdens in order to overcome the effects of the Force Majeure Event and reinstate full performance of its obligations under this Agreement.

         12. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

         (a)      If to Williams:

         The Williams Companies, Inc.
         One Williams Center
         Tulsa, Oklahoma 74172

         Facsimile: (918) 573-4503
         Attention: Mr. Tony Gehres

         (b)      If to the Buyer Entities:

         WEG Acquisitions, L.P.
         c/o WEG GP LLC
         One Williams Center
         Tulsa, Oklahoma 74172
         Facsimile: (918) 573-6928
         Attention:  Mr. Lonny Townsend

         with a copy to:

         Vinson & Elkins L.L.P.
         666 Fifth Avenue
         26th Floor
         New York, New York 10103
         Facsimile: (917) 206-8100
         Attention: Mr. Mike Rosenwasser

Any party may, by notice given in accordance with this Section 12 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

         13. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, Williams and Buyer and their respective successors and permitted assigns. No party may assign or otherwise transfer all or any of its rights, benefits or obligations hereunder without the prior written consent of the other party, and any assignment without such consent shall be void; provided however, that, upon written notice to the other party but without the prior written consent of such other party, a party may assign or otherwise transfer its rights, benefits and obligations hereunder to another person or entity in connection with an acquisition, merger, consolidation, sale of assets or other transaction involving such other person or entity and constituting a change of control of such party hereto.

         14. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         15. Signatures Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or Williams, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         16. Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by Williams and Buyer. The execution of such instrument by any Partnership Entity shall not be required.

         17. Governing Law. This Agreement shall be governed and construed in accordance with the internal and substantive laws of New York and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.

         18. Entire Agreement. This Agreement, together with the Schedules attached hereto, and the provisions of the Purchase Agreement relating hereto, represent the entire agreement and understanding of the parties hereto and thereto with reference to the transactions set forth herein. This Agreement, together with the Schedules attached hereto, and the provisions of the Purchase Agreement relating hereto, supercede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the transactions set forth herein and all prior drafts hereof (including Exhibit 1.2(a)(iv)(2) to the Purchase Agreement). No prior drafts hereof and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

         19. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

         20. Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.

         21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of Williams and Buyer directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

         22. Interpretation. Whenever the words "include," "includes," or "including," are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         23. Third Party Beneficiaries. Except for the Buyer Entities other than the Buyer (including the Partnership Entities) and Williams Service Providers, which are intended third party beneficiaries, and except as set forth in Sections 9 and 13, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         24. Agreement Binding on Entities Other Than Parties. Buyer shall use commercially reasonable efforts to cause the Partnership Entities to be bound by the terms and conditions of this Agreement, and Buyer shall be responsible for any breaches thereof by any such Partnership Entity. The Buyer Entities are jointly and severally liable hereunder.

         25. Press Release. Except as required by Laws or applicable stock exchange rules, neither party shall issue any press releases relating to or arising out of the performance of this Agreement without the prior written consent and approval of the content of such statement by the other party (which consent shall not be unreasonably withheld).

         26. Reasonable Cooperation. During the term of this Agreement, each of the parties shall reasonably cooperate with each other to perform its obligations under this Agreement, including without limitation, agreeing to negotiate in good faith to enter into an amendment to this Agreement upon the written request of either party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                      THE WILLIAMS COMPANIES, INC.
                                      A DELAWARE CORPORATION

                                      By: /s/ Phillip D. Wright
                                          -------------------------------
                                      Name: Phillip D. Wright
                                      Title: Authorized Signatory

                                      WEG ACQUISITIONS, L.P.
                                      A DELAWARE LIMITED PARTNERSHIP

                                      By: WEG Acquisition Management, LLC
                                          its General Partner

                                      By: /s/ Justin S. Huscher
                                          --------------------------------
                                      Name: Justin S. Huscher
                                      Title: Authorized Signatory

                                      By: /s/ Pierre F. Lapeyre, Jr.
                                          ---------------------------------
                                      Name: Pierre F. Lapeyre, Jr.
                                      Title: Authorized Signatory

                                  SCHEDULE "A"

                                  G&A SERVICES

                                                                                                  Monthly
                        Category of G&A Services                                              G&A Services Fee
                        ------------------------                                              ----------------
1.  Technical services, including engineering, project management, corrosion control, environmental, health and safety services (excludes
    $30,583 estimated monthly bonus accrual and $22,702 benefits)                                 $746,715

2.  Pipeline commercial services, including commercial, business development, tariffs, and operations management for the Pipeline
    Group (excludes $31,417 in estimated monthly bonus accrual and
    $12,231 benefits)                                                                             $423,019

3.  Terminals commercial services, including commercial, business development and operations management for the Terminals Group
    (excludes $22,833 in estimated monthly bonus accrual and $7,508
    benefits)                                                                                     $286,325

4.  Services of CEO, CFO and their staffs, including investor relations and planning (excludes $16,750 in estimated monthly bonus accrual
    and $2,976 benefits)                                                                          $113,607

5.  Information technology services, including business, financial and
    HR applications and network, hardware and website support
    (excludes $12,500 in estimated monthly bonus accrual and $10,518
    benefits),* subdivided as follows:                                                            $710,000
    a.  ATLAS                                                                                     $193,000
    b.  Terminals Application (TAS)                                                               $ 49,000
    c.  Pipeline Applications (SCADA, Magic, Squire)                                              $ 54,000
    d.  Environmental Management                                                                  $  9,000
    e.  GIS                                                                                       $  1,000
    f.  Livelink                                                                                  $  6,000
    g.  Financial applications, including accounts payable/receivable,
           general ledger, financial reporting, purchasing)                                       $ 13,000
    h.  HR/Payroll applications                                                                   $ 46,000
    i.  Personal computing infrastructure (PC procurement, helpdesk,
           email, security)                                                                       $174,000
    j.  Hardware Leases                                                                           $ 27,000
    k.  Network support, including LAN and WAN routers                                            $138,000

6.  Accounting services, including business, general, accounts payable,
    property and management accounting and accounting services for                                $192,673

    SEC reporting (excludes $9,083 in estimated monthly bonus accrual and $6,577 benefits), subdivided as follows:
    a.  Financial Reporting                                                                     $   27,365
    b.  General Accounting                                                                      $   33,522
    c.  Accounts Payable                                                                        $   24,068
    d.  Revenue Accounting                                                                      $   82,049
    e.  Property Accounting                                                                     $   25,669

7.  Human resources and benefits administration, including HR generalists, compensation benefits analysts and benefits
    administration and employee communications (excludes $5,250 in
    estimated monthly bonus accrual and $2,710 benefits)                                        $  167,040

8.  Legal services of internal and external attorneys for legal services including contract negotiation, business advice, corporate secretary, general business advice, and services of general counsel (excludes
    $10,583 in estimated monthly bonus accrual and $2,102 benefits)                             $  120,648

9.  Governmental Affairs and regulatory representation (excludes $3,250
    in estimated monthly bonus accrual and $446 benefits)                                       $   37,971

10. Tax services, including state and local taxes, ad valorem tax, transactional taxes, and federal K-1 reporting assistance (excludes
    $2,167 in estimated monthly bonus accrual and $1,209 benefits)                              $   38,291

11. Internal audit and compliance services (excludes $2,167 in estimated
    monthly bonus accrual and $676 benefits)                                                    $   22,157

12. Risk management and insurance services                                                      $    8,333

13. Treasury services, including cash management and wire/ACH processing (excludes  $167 in estimated monthly bonus accrual and
    $143 benefits)                                                                              $    8,024

14. Administrative services, including mail services, fax and copier leases, records management, office services, and parking subsidy
    (excludes $500 in estimated monthly bonus accrual and $390
    benefits)                                                                                   $   24,110
                                                                                                ----------
        TOTAL                                                                                   $2,898,913

*    Notes to Item 5 above:

     - Individual PC leases will be reduced following transfer of payment responsibilities.

     - Network circuit charges (Williams' billed amount) will be reduced following circuit transfers.

     - Computing (subcategory "i .") shall remain for the duration of the Agreement.

     - Subcategories "a." through "j." shall not be subdivided; Buyer shall assume cost until the entire service represented by any such subcategory is removed.

                                  SCHEDULE "B"

                           POTENTIAL LEASED EMPLOYEES*

----------------------------------------------------------------------------
  Employee Name                    Date of Birth              Lease End Date
----------------------------------------------------------------------------
Kent Pribil                           7/4/1948                   7/11/2003
--------------------------------------------------------------------------
Elsie Harmon                         8/14/1948                   8/22/2003
--------------------------------------------------------------------------
Shirley Maxon                        8/18/1948                   8/22/2003
--------------------------------------------------------------------------
Patricia L. Jones                    9/21/1948                   10/3/2003
--------------------------------------------------------------------------
Jimmie D. Hamilton                  10/28/1948                  10/31/2003
--------------------------------------------------------------------------
Karl A. Erickson                     11/8/1948                  11/14/2003
--------------------------------------------------------------------------

* Each potential Leased Employees listed above shall become a Leased Employee in accordance with Section 2(f) of this Agreement.

                                  SCHEDULE "C"

                   POTENTIAL O&M EMPLOYEES AND G&A EMPLOYEES*

                               [See Attached List]

* This Schedule shall be finalized no more than five (5) days after delivery of the Section 4.3(a) Notice to the Selling Parties.

                                       C-1